PROSPECTUS AND PROXY SOLICITATION SUPPLEMENT

Filed Pursuant to Rule 424B(3)

File No. 333-105487

Telefónica de Argentina S.A.

Offers to Exchange

11 7/8% Notes due 2007 and a cash payment for existing U.S.$300 million 11 7/8% Notes due 2004	9 1/8% Notes due 2010 and a cash payment for existing U.S.$368.5 million 9 1/8% Notes due 2008

and

solicitations of proxies to vote in favor

of amendments to the terms of the existing notes

This prospectus and proxy solicitation supplement updates the prospectus and proxy solicitation dated June 17, 2003 pursuant to which we made offers to exchange 11 7/8% Notes due 2007 and a cash payment for existing U.S.$300 million 11 7/8% Notes due 2004 and 9 1/8% Notes due 2010 and a cash payment for existing U.S.$368.5 million 9 1/8% Notes due 2008 and solicited proxies to vote in favor of amendments to the terms of the existing notes. This prospectus and proxy solicitation supplement updates the prospectus and proxy solicitation by incorporating business and financial information about our company that is included in our Current Report on Form 6-K dated July 23, 2003 which accompanies this prospectus and proxy solicitation supplement. As announced on July 23, 2003, the expiration date of the exchange offers has been extended to 11:59 p.m., New York City time, on Wednesday, July 30, 2003.

You should consider carefully the “Risk Factors” beginning on page 36 of the prospectus and proxy solicitation before you make a decision as to whether to tender your existing notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with these exchange offers or passed upon the accuracy or adequacy of the prospectus and proxy solicitation or this prospectus and proxy solicitation supplement. Any representation to the contrary is a criminal offense.

The dealer manager and solicitation agent for the exchange offers and proxy solicitations is:

MORGAN STANLEY

July 24 , 2003

TABLE OF CONTENTS

Page
Recent Developments	S-1

You should rely only on the information contained or incorporated by reference in this prospectus and proxy solicitation, as updated by this prospectus and proxy solicitation supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in the prospectus and proxy solicitation and this prospectus and proxy solicitation supplement. We are offering our new notes only in jurisdictions where the exchange offers are permitted. The information contained in the prospectus and proxy solicitation, this prospectus and proxy solicitation supplement and the documents incorporated by reference therein and herein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus and proxy solicitation supplement. Our business, financial condition, results of operation and prospects may have changed since those dates.

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RECENT DEVELOPMENTS

Noteholders’ Meetings for Existing Notes

On July 22, 2003, noteholders’ meetings of the holders of the existing notes approved the proposed amendments to the terms and conditions of those notes in order to delete substantially all of the restrictive covenants and events of default, subject to consummation of such exchange offer.

First Half Unaudited Unconsolidated Financial Information

On July 23, 2003 we filed a Current Report on Form 6-K with the United States Securities and Exchange Commission containing our preliminary unaudited and unconsolidated financial information for our first six months of 2003 that was filed with the Argentine Comisión Nacional de Valores and information relating to the management fee we pay Telefónica S.A. This Current Report on Form 6-K is incorporated by reference into the prospectus and proxy solicitation and accompanies this prospectus and proxy solicitation supplement. As this financial information is preliminary and not prepared on a consolidated basis, it does not contain all of the necessary information to help you understand or discern trends with respect to our historical consolidated financial statements contained in the prospectus and proxy solicitation statement. We expect to issue our final interim consolidated financial statements prior to August 12, 2003.

In Item 2 to the Current Report on Form 6-K relating to the management fee we pay Telefónica S.A., the term “gross margin” refers to net income before deductions for, among other things, depreciation, financial expenses, income tax and the management fee itself.

S-1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

under the Securities Exchange Act of 1934

For July 23, 2003

Telefonica of Argentina Inc.

(Translation of registrant’s name into English)

Telefónica de Argentina S.A.

Avenida Ingeniero Huergo 723

(C1107AOH) Buenos Aires, Argentina

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F:  ☒    Form 40-F:  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Yes:  ☐    No:  ☒

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

Yes:  ☐    No:  ☒

Indicate by check mark whether by furnishing the information contained in this Form, the registrant is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes:  ☐    No:  ☒

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82-

TABLE OF CONTENTS

Item

1.	English translation of a letter dated July 23, 2003, filed with the Argentine Securities Commission (Comisión Nacional de Valores) regarding board approval of financial statements and supplementary documentation corresponding to the six-month period ended as of June 30, 2002.

2.	English translation of a letter to the Buenos Aires Stock Exchange from Telefonica de Argentina (the “Company”) dated July 23, 2003 regarding the Board of Directors approval of the management fee to be paid by the Company under the Management Contract.

Buenos Aires, July 23, 2003

Mssrs.

Argentine Securities Commission

Present

Ref: Notification of Decision by the Board of Directors

Gentlemen:

Telefónica de Argentina S.A. (the “Company”) hereby informs you that, due to the fact that the same is to be included in the financial information of the Company’s indirect controlling parent, Telefónica, S.A., a corporation formed under the Kingdom of Spain, the Board of Directors of the Company in its meeting on July 22, 2003 approved preliminary financial information relating to the six month period ended June 30, 2003; such financial information being unconsolidated summary financial information that has not been audited. Such unconsolidated summary financial information is included in the table below and includes summary balance sheet information, summary income statement information and summary shareholders’ equity information as of and for the six-month period ended June 30, 2003.

Amounts below are expressed in millions of pesos and restated for inflation in accordance with the rules established by the Argentine Securities Commission.

Summarized Unconsolidated Balance Sheets	June 30, 2003 (unaudited)
Assets
Current assets	1,002
Noncurrent assets	8,051

Total assets	9,053

Liabilities
Current Liabilities	3,097
Noncurrent Liabilities	2,771

Total liabilities	5,868
Shareholders’ equity	3,185

Total liabilities and shareholders’ equity	9,053

Summarized Unconsolidated Statement of Operations	June 30, 2003 (unaudited)
Net revenues	1,327
Costs of services provided, administrative expenses and selling expenses	(1,219)
Income on equity investments	9
Financial income/(loss), net	726
Other expenses, net	(31)

Net income	812

Statement of Changes in Shareholder’ Equity
Balance as of December 31, 2002	2,410
Transition adjustment of changes in accounting principles	(37)
Net income	812

Balance as of June 30, 2003	3,185

Prior to August 12, 2003, the Board of Directors of the Company will approve the final consolidated financial statements as of and for the six-month period ended June 30, 2003.

As a result, the final consolidated and unconsolidated results of operations and balances will take into account events that occur after the date hereof until the date that such results of operations and balances are completed and approved. The Company assumes no obligation to update the information included in this notification due to the occurrence of events after the date of this notification.

With nothing else to report, we give you our best regards.

Investor Relations Officer

Buenos Aires, July 23, 2003

Buenos Aires Stock Exchange

Present

Re:  Management Contract

Between Telefónica de Argentina S.A. and Telefónica, S.A.

Ladies and Gentlemen:

I have the pleasure of contacting you on behalf of Telefónica de Argentina S.A. (the “Company”), with its domicile at Avenida Ingeniero Huergo 723, lower floor, City of Buenos Aires, continuing with our previous notices dated April 30 and June 26, 2003, regarding the above referenced item.

With respect to the same, I am informing you that the Board of Directors of the Company has agreed to approve the management fee to be paid to Telefónica, S.A. that will be applicable from May 1, 2003 and through the next five years beginning as of that date, which will be equal to 4% of the Company’s gross margin. As we previously informed you, the parties must memorialize in writing their agreement in respect of the new management fee prior to July 30, 2003.

With nothing else to report, I give you my best regards.

/s/ PABLO LLAURÓ
Pablo Llauró Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TELEFONICA DE ARGENTINA S.A.

By:	/s/ PABLO LLAURÓ
Name: Pablo Llauró Title: Assistant General Counsel

Date: July 23, 2003

Telefónica de Argentina S.A.

Avenida Ingeniero Huergo 723

(C1107AOH) Buenos Aires, Argentina

INFORMATION AGENT D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Tel: (212) 269-5550	LUXEMBOURG LISTING AGENT AND EXCHANGE AGENT Banque Générale du Luxembourg S.A. 50 Avenue J.F. Kennedy L-2951 Luxembourg Attention: Marie Boden Tel: 352-4242-4515 Fax: 352-4242-2887

TRUSTEE, CO-REGISTRAR,

PRINCIPAL PAYING AGENT,

LUXEMBOURG PAYING AGENT AND LUXEMBOURG TRANSFER AGENT

The Bank of New York

101 Barclay Street

New York, NY 10286

The Bank of New York (Luxembourg) S.A.

Hoehenhof 1A

P.O. Box BP263

L-2012 Luxembourg

Tel: 352-2634-771

Fax: 352-2634-0571

AUDITORS

Deloitte & Co. SRL,

Member Firm of Deloitte Touche Tohmatsu

Florida 234, 5th Floor

(C1005AAF) Buenos Aires, Argentina

DEALER MANAGER AND SOLICITATION AGENT Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036 Tel. (toll free): (800) 624-1808 (Outside the U.S.): (212) 761-1893

EXCHANGE AGENT

The Bank of New York

Corporate Trust Operations, Reorganization Unit

101 Barclay Street, Floor 7 East

New York, NY 10286

Attention: Bernard Arsenec

Tel: (212) 815-5098

Fax: (212) 815-1915

SOLICITATION AGENT IN ARGENTINA

BBVA Banco Francés S.A.

Reconquista 199

(C1003ABE) Buenos Aires, Argentina

Tel: (5411) 4346-4600

Fax: (5411) 4346-4347

LEGAL ADVISORS TO TELEFÓNICA DE ARGENTINA

In respect of U.S. Law Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022	In respect of Argentine Law Estudio O’Farrell Avenida de Mayo 645/651 (1084) Buenos Aires, Argentina

LEGAL ADVISORS TO THE DEALER MANAGER AND SOLICITATION AGENT

In respect of U.S. Law Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017	In respect of Argentine Law Pérez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (h) Suipacha 1111, piso 18º (C1008AAW) Buenos Aires, Argentina

Any questions or requests for assistance may be directed to Morgan Stanley & Co. Incorporated and its affiliates at the address and telephone numbers set forth above. You may also direct requests for additional copies of the prospectus and proxy solicitation, this prospectus and proxy solicitation supplement, the reports incorporated by reference in the prospectus and proxy solicitation and this prospectus and proxy solicitation supplement and the letter of transmittal to D.F. King & Co., Inc. at the address and telephone number set forth above. Beneficial owners should contact their brokers, dealers, banks, trust companies or other nominees for assistance concerning these exchange offers. Information relating to the exchange offers and proxy solicitations is also available via “MCM Corporate Watch” on Bloomberg pages MCM7880 and MCM7881 and Telerate pages 64155 and 64156.